Exhibit 8.1

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300

Fax: 202-654-4829

www.alston.com

July 18, 2016

ZAIS Financial Corp.

Two Bridge Avenue, Suite 322

Red Bank, NJ 07701-1106

Ladies and Gentlemen:

We are acting as counsel to ZAIS Financial Corporation, a Maryland corporation (the “Company”) in connection with (i) the merger (the “Sutherland Merger”) of Sutherland Asset Management Corporation, a Maryland corporation (“Sutherland”), with and into ZAIS Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of the Company, with Merger Sub surviving the Sutherland Merger and (ii) the merger (the “Partnership Merger”) of Sutherland Partners, L.P, a Delaware limited partnership (“Sutherland Operating Partnership”), with and into ZAIS Financial Partners, L.P, a Delaware limited partnership (“Company Operating Partnership”), with Company Operating Partnership surviving the Partnership Merger, all pursuant to the Agreement and Plan of Merger, dated as of April 6, 2016, by and among the Company, Company Operating Partnership, Merger Sub, Sutherland, and Sutherland Operating Partnership (the “Merger Agreement”). This opinion is being furnished to you on the Closing Date in accordance with Section 8.3(f) of the Merger Agreement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Joint Proxy Statement on Form S-4 filed May 10, 2016 (as amended) (the “Proxy Statement”); (3) officers' certificates delivered by each of the Company and Sutherland, both dated as of the date hereof (the "Tax Certificates"); and (4) such other instruments and documents related to the formation, organization, and operation of the Company and Sutherland or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the "Reviewed Documents"). In addition, we have reviewed the form of opinion of counsel to be delivered to the Company by Sidley Austin LLP pursuant to Section 8.2(e) of the Merger Agreement concurrently herewith (the "Sidley Opinion").

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.          (A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.          There will have been, by the Sutherland Merger Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3.          To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by the Company and Merger Sub, and by Sutherland, their respective managers, employees, officers, directors, and stockholders in connection with the Sutherland Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates but, for these purposes, not including the Proxy Statement), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates "to the knowledge" or "to the actual knowledge" of any person(s) or party(ies) — or similarly qualified — is true, correct, and complete, as if made without such qualification.

4.          All representations, warranties, and statements made or agreed to by the Company and Merger Sub, and by Sutherland, and by their respective managers, employees, officers, directors, and stockholders in the Proxy Statement, insofar as they relate to tax matters or the Merger and/or any other action or transaction to be undertaken in connection with or pursuant to the Merger Agreement, have been and will continue to be true, complete, and accurate in all respects.

5.          The Merger Agreement is valid and binding in accordance with its terms. The Sutherland Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Proxy Statement. The Sutherland Merger will qualify as a merger under the applicable laws of Maryland.

6.          Commencing with its taxable year ended December 31, 2011, the Company has qualified as a real estate investment trust (a "REIT") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will continue to qualify as a REIT under the Code for its taxable year which includes the Sutherland Merger Effective Time and thereafter.

7.          Commencing with its taxable year ended December 31, 2013, Sutherland has qualified as a REIT under the Code, and Sutherland will continue to qualify as REIT under the Code for its taxable year which ends at the Sutherland Merger Effective Time.

8.          Each of the Company and Sutherland will comply with all reporting obligations with respect to the Sutherland Merger required under the Code and the Treasury Regulations thereunder.

9.          The Sidley Opinion is being delivered to Sutherland concurrently herewith in the form provided to us, and the Sidley Opinion has not been and will not be modified or withdrawn.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Sutherland Merger, when effective, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.          The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the "IRS"), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither the Company nor Sutherland has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.          This letter addresses only the specific tax opinion set forth above. Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Sutherland Merger or any other transaction (including any transaction undertaken in connection with the Sutherland Merger or contemplated by the Merger Agreement).

3.          Our opinion set forth herein is based upon, among other things, the description of the contemplated transactions (including the Sutherland Merger) as set forth in the Proxy Statement. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Proxy Statement, or to any transaction whatsoever, including the Sutherland Merger, unless all the transactions described in the Merger Agreement and the Proxy Statement (or otherwise contemplated in connection with the Sutherland Merger) have been consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver, or breach of any provision thereof) and the description thereof set forth in the Proxy Statement, and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times. In the event that the actual facts relating to any aspect of the relevant transactions (including the Sutherland Merger) differ from the terms of the Merger Agreement (without amendment, waiver, or breach of any material provision thereof) or the descriptions set forth in the Proxy Statement, or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been prepared solely for your use in connection with the Sutherland Merger and speaks as of the date hereof. We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

Sincerely,

/s/ ALSTON & BIRD LLP

ALSTON & BIRD LLP

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